                                                                     Exhibit 2.3

                                                                  Execution Copy


                          ASSET ACQUISITION AGREEMENT

                         dated as of February 22, 2001

                                     among

              RENAISSANCE WORLDWIDE IT CONSULTING SERVICES, INC.

                                  as Seller,

                                      and

                          GM ACQUISITION COMPANY, LLC

                                   as Buyer

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

                               List of Schedules
                               -----------------

Schedule 1.1     Assets Being Sold to Buyer

Schedule 1.2     Liabilities Being Assumed By Buyer

Schedule 7.3A    Customers Being Assumed By Buyer

Schedule 7.3B    Employees Being Assumed By Buyer
________________________________________________________________________________

                               List of Exhibits

Exhibit 1.3A     Form of Subordinated Promissory Note

Exhibit 1.3B     Form of Security Agreement

Exhibit 1.4      January Balance Sheet

Exhibit 5.2A     Form of Bill of Sale

Exhibit 5.2B     Form of Assignment and Assumption Agreement

Exhibit 5.3      Form of Transition Services Agreement

Exhibit 5.4 Form of Amended and Restated Operating Agreement of GM Acquisition Company, LLC

Exhibit 7.5      Form of Employee Offer Letter

                          ASSET ACQUISITION AGREEMENT


     THIS AGREEMENT is made as of February 22, 2001, among Renaissance Worldwide IT Consulting Services, Inc., a Delaware corporation ("Seller") and GM
                                                       ------
Acquisition Company, LLC, a Virginia limited liability company ("Buyer").
                                                                 -----

     WHEREAS, Seller is in the business of providing integrated business and technology consulting in the strategy area; and

     WHEREAS, Buyer desires to purchase from Seller certain assets of the Align360 division of Seller that represent the portion of the Align360 division that was formerly known as the Business Solutions Delivery Group and desires to assume certain specified liabilities of Seller related thereto (such assets and liabilities constituting the "Business"), all on the terms and subject to the
                              --------
conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of these premises, the respective covenants of Buyer and Seller set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Purchase and Sale of the Purchased Assets.

     1.1. Assets Being Sold to Buyer. Seller agrees to sell and assign to Buyer, or as applicable cause to be sold and assigned to Buyer, and Buyer agrees to purchase at the Closing (as hereinafter defined), certain assets of the Business set forth on Schedule 1.1 which is attached hereto (collectively, the
                      ------------
"Purchased Assets").
 ----------------

     1.2. Liabilities Being Assumed. Buyer shall assume all payment and performance obligations and related liabilities of the Business as set forth on
Schedule 1.2 which is attached hereto (the "Assumed Liabilities").  Buyer is
------------                                -------------------
expressly not assuming any other liabilities of Seller of any kind whatsoever.

     1.3. Purchase Price. In addition to the assumption of the liabilities assumed pursuant to Section 1.2 hereof, the purchase price to be paid by Buyer to Seller (or to Renaissance Worldwide, Inc., a Massachusetts corporation and the parent of the Seller ("Parent"), as specified below) for the Purchased Assets shall be an aggregate amount consisting of (i) $4,550,000 in cash, (ii) $500,000, to be paid by means of a Subordinated Promissory Note payable to Parent substantially in the form of Exhibit 1.3A which is attached hereto (the
                                    ------------
"Purchase Note") as secured pursuant to a Security Agreement substantially in
 -------------
the form of Exhibit 1.3B which is attached hereto and (iii) a Class B Unit of
            ------------
Buyer, issued to Parent, consisting of 6,250,000 shares and representing 25% of the outstanding membership interests of Buyer (the "Purchase Price"). In addition, Buyer shall pay Seller $54,000 in cash on the Closing Date to reimburse Seller for certain bonus payments to employees and related tax payments made by Seller on behalf of Buyer prior to the Closing Date.

     1.4.    Adjustment to Purchase Price.

               (a)  Attached as Exhibit 1.4 is a representative balance sheet of
                                -----------
      the Business as of January 27, 2001. Seller shall, within twenty-one (21) days of the Closing Date, prepare and deliver to Buyer a balance sheet of the Business as of the Closing Date (the "Closing Balance Sheet"). Buyer
                                               ---------------------
     and Seller acknowledge that the January Balance Sheet may differ from the Closing Balance Sheet. Upon delivery of the Closing Balance Sheet, Seller shall instruct its accountants to provide Buyer and its accountants and other representatives with full access to all work papers associated with the calculation of the Closing Balance Sheet.

               (b) Buyer may contest Seller's calculation of the working capital reflected on the Closing Balance Sheet (the "Closing Working
                                                          ---------------
     Capital") by notifying Seller in writing on or before the tenth (10/th/)
     -------
     day following Seller's delivery to Buyer of the Closing Balance Sheet (the "Contest Notice"), which notice shall set forth with particularity the
      --------------
     reasons for Buyer's disagreement with Seller's calculation of the Closing Working Capital. In the event Buyer does not so object, Seller's calculation of the Closing Working Capital shall constitute the final calculation of the Closing Working Capital. During the ten (10) days following delivery of the Contest Notice, the parties shall seek to resolve any disagreement regarding the calculation of the Closing Working Capital and any such resolution shall be conclusive with respect to the matter so resolved. If all such disagreements are not resolved by the end of such ten
     (10) day period (each an "Unresolved Dispute"), the parties shall appoint
                               ------------------
     one of the five largest independent certified public accounting firms as shall be mutually agreed upon (the "Designated Arbitrator") to resolve any
                                         ---------------------
     Unresolved Dispute and make a final determination of the Closing Working Capital. The Designated Arbitrator shall be instructed to make its determination within sixty (60) days following its retention and such determination shall be final and binding upon the parties hereto. All fees and expenses of the Designated Arbitrator shall be allocated between Buyer and Seller by the Designated Arbitrator in proportion to the resolution of the Unresolved Dispute.

               (c) In the event that the Closing Working Capital, as finally calculated and determined in accordance with Sections (a) and (b) of this
     Section 1.4 (the "Final Closing Working Capital"), is less than $2,250,000, Seller shall pay to Buyer an amount equal to the difference between $2,250,000 and the Final Closing Working Capital. In the event that the Final Closing Working Capital is greater than $2,750,000, Buyer shall pay to Seller an amount equal to the difference between $2,750,000 and the Final Closing Working Capital. Any payment required by this paragraph shall be made within ten (10) days after the completion of the determination of the Final Closing Working Capital to an account and as reasonably instructed by the party entitled to receive such payment.

     1.5. Allocation of Purchase Price. The aggregate purchase price will be allocated to the Purchased Assets as agreed by Buyer and Seller in accordance with applicable accounting and tax principles after consultation by Buyer and Seller with their respective independent accountants. Buyer and Seller shall, not later than ninety days after the Closing, execute and cause to be filed Form 8594 under the Internal Revenue Code of 1986, as amended, reflecting such allocation and shall execute and file such other documents as may be necessary to document such allocation.

     1.6. Further Assurances. Each of the parties hereto, before, at and after the Closing, upon the request from time to time of any other party hereto and without further consideration, will do each and every reasonable act and thing as may be necessary or reasonably desirable to consummate the transactions contemplated hereby and to effect an orderly transfer to Buyer of good title to, and to put Buyer in actual possession and operating control of the Purchased Assets, including without limitation: executing, acknowledging and delivering, and causing to be executed, acknowledged and delivered, assurances, assignments, powers of attorney and other documents and instruments; furnishing information and copies of documents, books and records; filing reports, returns, applications, filings and other documents and instruments with governmental authorities; and cooperating with the other party hereto (at such other party's expense, subject to Section 8.2) in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested. In addition to the foregoing, Seller agrees to forward promptly to Buyer any and all payments received by Buyer in respect of any Purchased Assets after the Closing Date that rightfully belong to Buyer pursuant to Section 1.1.

     2. Closing. The closing of the transactions contemplated hereby ("Closing") shall be held at the offices of Ropes & Gray, One International
  -------
Place, Boston, Massachusetts, at 2:00 p.m. on February 23, 2001 or on such other date as Buyer and Seller may agree upon (the "Closing Date").
                                              ------------

     3. Representations of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

     3.1. Due Organization, Authorization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to enter into, execute, deliver and perform this Agreement and any other instruments of transfer and conveyance (collectively, with this Agreement, the "Transaction Documents"), and to consummate all transactions contemplated hereby
 ---------------------
and thereby and has taken all corporate action required by law and its Certificate of Incorporation and by-laws to authorize such execution, delivery and performance. This Agreement is, and each of the other Transaction Documents will upon execution by a duly authorized officer of Seller at the Closing be, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

     3.2. No Violation or Approval. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby will not (i) result in a breach or violation of, or a default under, its Certificate of Incorporation or by-laws, any statute or constitution applicable to it, or any order, judgment, decree, rule, injunction or regulation of any court or any governmental agency or body having jurisdiction over it or its properties, or (ii) result in a breach or violation of, or a default under, or result in the acceleration of any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of the Purchased Assets is subject, except for such breaches, violations or defaults that would not reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Business. No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other entity is required of, and has not been obtained or made by, it in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

     3.3. Title to Assets. Seller has good title to all the Purchased Assets, free and clear of all liens, claims, encumbrances or rights of any other parties, including without limitation liens for taxes, other than any defects in title, liens, claims, encumbrances or rights of any other parties actually known to David H. Gleberman or Michael E. Mendelson ("Buyer's Knowledge").

     3.4. Litigation. To the actual knowledge of the directors and executive officers of the Seller ("Seller's Knowledge"), the Seller is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating directly to the Purchased Assets, other than any such items within Buyer's Knowledge. To the Seller's Knowledge, Seller is not a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating directly to the Purchased Assets, other than any such items within Buyer's Knowledge.

     3.5. Employee Benefit Matters. Buyer will not assume any "employee benefit plan" (as such term is defined in the Employee Retirement Income Security Act (S)3(3) and any other employee benefit plan, program or arrangement of any kind maintained by Seller. Effective as of the Closing, Seller will be liable and responsible for continuation coverage obligations under internal revenue code section 4980B and Part 6 of Title 1 of ERISA ("COBRA") for any employee of Seller (including dependents of such employees) who is not hired by Buyer. After Closing and until March 31, 2001, Seller will provide to its former employees who are hired by Buyer the same health, life, dental, vision and short and long term disability benefits and coverage as Seller currently provides for such employees in accordance with the terms of the Transition Services Agreement (a form of which is attached hereto as Exhibit 5.3).
                                                          -----------

     3.6. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against Seller or Buyer for any brokerage or finder's commission, fee or similar compensation.

     4. Representations of Buyer. Buyer represents and warrants to Seller that the Statements contained in this Section 4 are correct and complete as of the date of this Agreement,

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

and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

     4.1. Due Organization, Authorization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Virginia, has the requisite power and authority to enter into, execute, deliver and perform this Agreement, the other Transaction Documents, the Subordinated Promissory Note (a form of which is attached hereto as Exhibit
                                                                        -------
1.3A) and the Security Agreement (a form of which is attached hereto as Exhibit
-----                                                                   -------
1.3B), and to consummate all transactions contemplated hereby and thereby and
----
has taken all action required by law and its Articles of Organization and operating agreement to authorize such execution, delivery and performance. This Agreement is, and each of the other Transaction Documents, the Subordinated Promissory Note and the Security Agreement will upon execution thereof by a duly authorized officer of Buyer at the Closing be, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

     4.2. No Violation or Approval. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, its Articles of Organization or operating agreement, any statute applicable to it, any agreement to which it is a party or by which it or any of its properties are bound, or any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over it or its properties. No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other entity is required of, and has not been obtained or made by, it in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

     4.3. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller or Buyer for any brokerage or finder's commission, fee or similar compensation, except for the services provided by Dominion Partners LLC, a Virginia limited liability company, whose commission, fee, or similar compensation (including all expenses) have been paid by Buyer.

     4.4. Financial Ability to Perform. On or before the date hereof the Buyer has received a Debt Commitment Letter (as defined below) in an amount equal to the cash portion of the Purchase Price. At Closing, the Buyer will have cash funds sufficient as and when needed to pay the Purchase Price, to pay all fees and expenses of the Buyer incurred in connection with the transactions contemplated hereby, to provide adequate working capital for the continued operation of the Business and to pay the Assumed Liabilities in the ordinary course of business. The Buyer has provided the Company with a commitment letter from Wachovia Bank, dated as of February 16, 2001, (the "Debt Commitment Letter" and the financing to be provided thereunder being referred to herein, as the "Financing"). The obligations to fund the commitment under the Debt Commitment Letter are not subject to any condition other than as set forth in the Debt Commitment Letter. The Buyer is not aware of any fact or occurrence that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate or that causes the Debt Commitment Letter to be ineffective or that precludes the satisfaction of the conditions set forth in the Debt Commitment Letter. The Debt Commitment Letter has been duly executed by all parties thereto and is in full force and effect as of the date hereof. All commitment and other fees required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid. Upon the consummation of the transactions contemplated hereby, including the Financing, the Buyer will not: (i) be left with unreasonably small capital or (ii) have incurred debts beyond its ability to pay such debts as they mature.

     5. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets and to consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived by Buyer at the Closing:

     5.1. Due Authorization. This Agreement and the other Transaction Documents shall have been duly authorized by Seller, including without limitation by Seller's board of directors, and duly executed and delivered by Seller.

     5.2. Bill of Sale, Assignment and Assumption. Seller shall have executed and delivered to Buyer a bill of sale substantially in the form of
Exhibit 5.2A which is attached hereto, as well as an assignment and assumption
------------
agreement substantially in the form of Exhibit 5.2B which is attached hereto.
                                       ------------

     5.3. Transition Services Agreement. Seller shall have entered into a Transition Services Agreement with attached Statements of Work substantially in the form of Exhibit 5.3 which is attached hereto.
            -----------

     5.4. Operating Agreement. Seller shall have entered into an Operating Agreement substantially in the form attached as Exhibit 5.4.
                                                -----------

     5.5. Legal Opinion. Buyer shall have received from counsel to the Seller an opinion in a form reasonably acceptable to Buyer.

     5.6. Other Obligations. Seller shall have performed and complied with all material agreements and conditions required by any Transaction Documents to be performed or complied with by it at or prior to the Closing Date.

     5.7. Representations and Warranties. The representations and warranties of Seller in this Agreement or in any written statement, listing or certificate furnished pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date and Buyer shall have received a certificate of Seller signed by an executive officer of Seller to the foregoing effect.

     5.8. Injunctions, etc. No action or proceeding shall have been instituted prior to or on the Closing Date before any court or governmental body or authority pertaining to the

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

transactions contemplated by this Agreement or the other Transaction Documents, the result of which could prevent, curtail or make illegal the consummation of such transactions.

     5.9. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received counterpart originals, or certified or other copies, of all documents, including without limitation records of corporate proceedings, that it may reasonably request in connection therewith.

     6. Conditions Precedent to Obligations of Seller. Seller's obligations to sell the Purchased Assets to Buyer and to consummate the other transactions contemplated hereby and by the other Transaction Documents are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived by Seller at or prior to Closing:

     6.1. Due Authorization. This Agreement and, to the extent applicable, the other Transaction Documents shall have been duly authorized by Buyer, including without limitation by Buyer's board of managers, and duly executed and delivered by Buyer.

     6.2. Subordinated Promissory Note. Buyer shall have executed and delivered to Buyer the Purchase Note in the form of Exhibit 1.3.
                                                    -----------

     6.3. Assignment and Assumption. Buyer shall have executed and delivered to the Buyer an assignment and assumption agreement substantially in the form of
Exhibit 5.2B which is attached hereto covering those liabilities of Seller
------------
assumed by Buyer pursuant to Section 1.2 hereof.

     6.4. Transition Services Agreement. Buyer shall have entered into a Transition Services Agreement with attached Statements of Work substantially in the form of Exhibit 5.3.
            -----------

     6.5. Operating Agreement. Buyer shall have entered into an Operating Agreement substantially in the form attached hereto as Exhibit 5.4.
                                                       -----------

     6.6. Legal Opinion. Seller shall have received from counsel to the Buyer an opinion in a form reasonably acceptable to Seller.

     6.7. Payment of Purchase Price. Buyer shall have delivered the Purchase Price specified to the Seller.

     6.8. Other Obligations. Buyer shall have performed and complied with all agreements and conditions required by any Transaction Document to be performed or complied with by Buyer at or prior to the Closing Date.

     6.9. Representations and Warranties. The representations and warranties of Buyer in this Agreement or in any written statement, listing or certificate furnished pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date and Seller shall have received a certificate of Buyer signed by the President of Buyer to the foregoing effect.

     6.10. Injunctions, etc. No action or proceedings shall have been instituted prior to or at the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the other Transaction Documents, the result of which could prevent, in any way limit or make illegal the consummation of any such transactions.

     6.11. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received counterpart originals, or certified or other copies, of all documents, including without limitation records of corporate proceedings, that it may reasonably request in connection therewith.

     7.   Covenants of the Parties.

     7.1. Access to Premises and Information. On, prior to and after the Closing Date, each party hereto will permit any other party hereto and each of its authorized representatives to have reasonable access during normal operating hours to records in possession of such party that relate in any manner to the conduct or operations on or prior to the Closing Date of the Business, including without limitation records in respect of accounts payable, bank statements, financial statements and general ledgers.

     7.2. Non-Disclosure, Announcements, etc. Except as otherwise explicitly provided herein, each party hereto represents and warrants that it has not, and covenants and agrees that it will not for a period of one year after the Closing, disclose to any other party, orally or in writing, formally or informally, any of the terms and conditions of the Transaction Documents and the transactions contemplated hereby and thereby (although the existence of the Transaction Documents and the sale of the Business and the other transactions contemplated by the Transaction Documents may be disclosed, subject to the next sentence) without the prior written consent of the other, which consent shall not unreasonably be withheld. Formal announcements by either party hereto of the transactions contemplated hereby and by the other Transaction Documents must be approved in advance by the other party, which approval will not unreasonably be withheld, it being understood that the consummation of such transactions will be announced promptly after the Closing.

     No provisions of this Section 7.2 shall be construed as prohibiting the following disclosures: (i) disclosures to appropriate persons of such information as may be legally required for securities, tax, accounting or other reporting purposes, (ii) disclosures with respect to the direction of communications to Seller, (iii) disclosures to employees or independent contractors concerning changes in their status and/or benefits, including without limitation Buyer's communications to employees of the Business concerning the transactions contemplated in this Agreement (iv) confidential disclosures to legal counsel, creditors and independent accountants, (v) disclosures to corporate parents and other corporate affiliates, (vi) disclosures pursuant to the terms of an order of a court or other governmental authority of competent jurisdiction, (vii) disclosures required in connection with legal proceedings or
(viii) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof. Buyer and Seller agree to cooperate with one another in good faith with respect to any discussions which Buyer may have with any clients, vendors or others having business relationships with Seller, relating to the Business or the transactions contemplated hereby.

     7.3. Agreement Not to Compete, Not to Solicit. For a period of one year after the Closing Date, the Seller and its affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended ("Affiliates") shall not, without the prior consent of the
                      ----------
Buyer, provide services which are substantially similar to those services provided by Buyer to any customer set forth on Sections (a) and (d) Schedule
                                                                    --------
7.3A attached hereto, or any Affiliates of such customer; and the Buyer and its
----
Affiliates, shall not, without the prior consent of the Seller, provide services which are substantially similar to those services provided by Seller to any client of Seller, or any Affiliates of such client, that Buyer (including its equity holders, directors, officers and employees) was aware of as of the Closing Date as a result of work performed for Seller or its Affiliates. For a period of one year after the Closing Date, the Seller and Buyer shall not, and shall each cause its Affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, solicit or attempt to induce any person employed by the other party or its Affiliates as of the date hereof to terminate his or her employment with such party or its Affiliates, except, in the case of the Buyer, for the employees listed on Schedule 7.3B attached hereto, provided they remain employed by Buyer
          -------------
after the Closing Date.

     7.4. Conduct of Business Prior to Closing. The Buyer and the Seller each covenant and agree to operate the Business in the ordinary course of business during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, unless the Buyer and the Seller shall otherwise agree.

     7.5. Employment Offers. On the Closing Date, the Buyer shall deliver to each employee listed on Schedule 7.3B a letter substantially in the form
                        -------------
attached as Exhibit 7.5 offering such employee employment with the Buyer and
            -----------
requiring the employee, as a condition to accepting such employment with the Buyer, to agree to waive any claims against Seller with respect to any and all accrued vacation time earned while the employee was employed by the Seller ("Accrued Vacation Time") in exchange for an agreement from Buyer to assume any
  ---------------------
liabilities of Seller with respect to such Accrued Vacation Time. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, Buyer agrees to assume any and all liabilities of the Seller or Parent with respect to any such Accrued Vacation Time and agrees to indemnify, defend and hold harmless the Seller and each of its directors, officers, shareholders and Affiliates against and in respect of all Losses (as defined in Section 8.2(c)) after the Closing arising directly from the Accrued Vacation Time. Buyer shall use its best efforts to obtain the counter-signature of each employee who receives an offer letter, evidencing such employee's acceptance of the terms set forth therein.

     7.6. Use of Name. Seller shall cause Parent to file the papers necessary to dissolve Align360, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, by the end of the next business day following the Closing Date, and shall take all other actions reasonably requested by Buyer to allow Buyer to make use of the name "Align360".

     8.   Indemnification.

     8.1. Survival of Representations and Warranties. All of the representations and warranties contained herein or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect until December 31, 2001, except with respect to those representations and warranties set forth in Section 3.1, which shall not expire. The termination of any such representation and warranty, however, shall not affect any claim for any breach of any representation or warranty if written notice thereof is given to the breaching party or parties prior to such termination date.

     8.2.    General Indemnity.  From and after Closing, and subject to Section
8.3:

               (a) the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and each of its directors, officers, shareholders and Affiliates (each, in its capacity as an indemnified party, an "Indemnified
                                                                    -----------
     Party") against and in respect of all Losses (as defined below) after the
     -----
     Closing resulting from: (i) any breach of any representation or warranty made by the Seller herein or in any certificate delivered pursuant to this Agreement, and (ii) any breach by the Seller of any covenant, agreement or obligation to be performed by it hereunder; and

               (b) the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and each of its directors, officers, shareholders and Affiliates (each, in its capacity as an indemnified party, an "Indemnified Party") against and in respect of all Losses after the Closing resulting from: (i) any breach of any representation or warranty made by the Buyer herein or in any certificate delivered pursuant to this Agreement, (ii) any breach by the Buyer of any covenant, agreement or obligation to be performed by it hereunder and (iii) any failure to pay any Assumed Liabilities.

               (c)  The term "Losses" means any and all damages, deficiencies,
                              ------
     awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, costs and expenses (including reasonable legal costs and expenses).

     The applicable Indemnified Party shall provide prompt written notice for any claim made or proposed to be made for indemnification under this Section 8.2, whether or not arising out of a claim by a third party.

     8.3. Limitations on Indemnity. Notwithstanding the foregoing, no claim may be made or suit instituted under this Section 8 with respect to any breach (or purported breach) of representation or warranty after December 31, 2001, except for Reserved Claims. The term "Reserved Claims" shall mean all claims as
                                       ---------------
to which the Indemnified Party has given any indemnifying party reasonably specific written notice (in light of the facts then known) on or prior to May 31, 2001. No party shall be liable under this Section 8, and no claim for indemnification hereunder shall be asserted, for any loss of profits or consequential or incidental damages. In addition, no claim may be made by any party pursuant to this Section 8 with respect to any breach of one or more representations or warranties unless the aggregate amount of all Losses incurred by such party as a result of such breaches that would, but for the limitations contained in this sentence, be indemnifiable hereunder exceeds $100,000, in which case the indemnifying party's liability, if any, hereunder with respect to such claims shall only be for any amount of such aggregate indemnifiable Losses in excess of such $100,000 deductible amount. In addition, no party shall be liable to any Indemnified Party pursuant to this Section 8 for Losses of the types described in Sections 8.2(a)(i) or 8.2(b)(i) to the extent that the total liability for such indemnifying party hereunder for such breach of representation or warranty claims would exceed $1,000,000. The amount of any indemnification payment under this Section 8 shall be reduced by the present value of any tax benefit (including, without limitation, any increase in tax basis) received by the Indemnified Party (or a related entity) resulting from the Loss. The foregoing time and dollar limitations on indemnification shall not apply to any breach of any covenant contemplated by this Agreement to be performed after the Closing. Notwithstanding the foregoing, the provisions contained in this Section 8.3 shall not apply to any Losses of the type described in Section 8.2(b)(iii).

     8.4. Third Party Claims. Promptly after the receipt by any Indemnified Party of notice of the commencement of any action against such Indemnified Party by a third party, such Indemnified Party shall, if a claim with respect thereto is or may be made against any party pursuant to this Section 8, give such indemnifying party written notice thereof. The failure to give such notice shall not relieve any indemnifying party from any obligation hereunder except where, and then solely to the extent that, such failure actually prejudices the rights of such indemnifying party. Such indemnifying party shall have the right to defend such claim, at such indemnifying party's expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the indemnifying party assumes the defense of such claim, the Indemnified Party agrees to cooperate in such defense. So long as the indemnifying party is conducting the defense of such claim as provided in this Section 8.4, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim, and neither the Indemnified Party nor the indemnifying party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld. In the event the indemnifying party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 8.3, the indemnifying party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim, including reasonable attorneys' fees and expenses against reasonably detailed invoices, and (iii) the indemnifying party will remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Section 8.

     8.5. Exclusive Remedy. From and after Closing, indemnification pursuant to (and subject to the conditions of) this Section 8 shall be the sole and exclusive remedy of the parties and their respective Affiliates with respect to any breach of this Agreement and each party hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing any other claim or action in respect of any such breach.

     9.   Post-Closing Matters.  Buyer will notify the employees set forth on
Schedule 7.3B of the sale of the Business and will offer each such employee
-------------
employment on terms substantially similar to those previously offered by Seller.

     10.  Termination.

     10.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

               (a) the parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before February 27, 2001 because the Seller has breached any representation or warranty contained in Section 3 of this Agreement; and

               (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before February 27, 2001 because the Buyer has breached any representation or warranty contained in Section 4 of this Agreement.

     10.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

     11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by hand delivery or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other party.

               If to Buyer, to

               David H. Gleberman
               and
               Michael E. Mendelson

               901 East Byrd Street
               Suite 1340
               Richmond, VA 23219

               Telephone: 804 775-8504 and 804 775-8509

               Telecopier: 804 775-8539

               With a copy to:

               Gary D. LeClair, Esq.
               LeClair Ryan, a Professional Corporation
               707 East Main Street, 11/th/ Floor
               Richmond, VA 23219

               Telephone: 804 343-4060
               Telecopier: 804 783-2294

               If to Seller, to it at

               Renaissance Worldwide, Inc.
               52 Second Ave
               Waltham, MA 02451
               Attn: General Counsel

               Telephone: 781-290-3000
               Telecopier: 781-290-3912

               With a copy to:

               Keith F. Higgins
               Ropes & Gray
               One International Place
               Boston, Massachusetts 02110-2624

               Telephone: 617-951-7000
               Telecopier: 617-951-7050

     12. Expenses of Transaction. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents.

     13. Entire Agreement. The agreement of the parties that is comprised of this Agreement, the Exhibits and Schedules hereto, the other Transaction Documents and the other documents referred to herein sets forth the entire agreement and understanding between the parties and supersedes any prior written agreement or understanding and any prior or contemporaneous oral agreement or understating relating to the subject matter of this Agreement.

     14. Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of Seller and Buyer. Prior to the Closing, this Agreement and any rights hereunder shall not be assigned, hypothecated or otherwise transferred by any party hereto without the prior written consent of the other parties hereto, which consent shall not unreasonably be withheld.

     15. Governing Law, etc. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

     16. Waiver of Jury Trial. Each of Seller and Buyer hereby irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

     18. Headings. The headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of this Agreement.

     IN WITNESS WHEREOF, Seller and Buyer and each of the persons listed below have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.


                                 RENAISSANCE WORLDWIDE IT
                                 CONSULTING SERVICES, INC.


                                 By:  /s/ G. Drew Conway
                                     ----------------------------------
                                     Name: G. Drew Conway
                                     Title: President

                                 GM ACQUISITION COMPANY, LLC


                                 By:  /s/ Michael E. Mendelson
                                     ----------------------------------
                                     Name: Michael E. Mendelson
                                     Title: Manager

                                  EXHIBIT 1.4
                            Estimated Balance Sheet
                       for the BSDG portion of Align360
                            as of January 27, 2001


Renaissance Worldwide, Inc.
Balance Sheet - Consolidated
January 27, 2001                               BSDG 1/27/01

-----------------------------------------------------------

ASSETS
Current Assets
   Cash and Cash Equivalents                              0
   Accounts Receivable, net (total)               3,345,498
   Deferred income taxes                                  0
   Other Current Assets                                   0
                                                -----------
     Total Current Assets                         3,345,498
                                                -----------

   Fixed Assets (net)                               156,455
   Goodwill & other Intangible Assets (net)      12,222,800
   Other Assets                                           0
   Deferred income taxes                                  0
                                                -----------
     Total Assets                                15,724,753
                                                ===========

LIABILITIES AND EQUITY
Current Liabilities
   Line of Credit                                         0
   Current portion of long-term debt                      0
   Accounts Payable                                  50,000
   Accrued Salaries, Wages, & Fees                  767,814
   Total other accrued expenses                           0
                                                -----------
      Total Current Liabilities                     817,814
                                                -----------
      Total Liabilities                             817,814
                                                -----------
Total Stockholders' Equity                       14,906,939
                                                -----------
   Total Liabilities and Stockholders' Equity    15,724,753
                                                ===========

     The parties understand and agree that this Balance Sheet represents both parties' good faith estimates of the actual assets and liabilities of the Business on January 27, 2001. The parties further agree that the sole purpose of this Balance Sheet is to provide a representative snap shot of the Balance Sheet to be acquired at Closing on February 23, 2001. The Balance Sheet acquired at Closing will be the actual Balance Sheet on that date, and Seller agrees to provide the Closing Balance sheet to Buyer within 21 days of Closing. Both parties agree that it is their intention that the Balance Sheet at Closing shall not be materially different than this Balance Sheet. Accordingly, the parties agree that there will be no post-closing working capital adjustment to either party unless the actual working capital turned over at Closing is less
             ------
than $2,250,000 or greater than $2,750,000, in which case the working capital adjustment shall be calculated in accordance with Section 1.4 of this Agreement.